Exhibit 10.1

THIRD AMENDMENT TO RESTRUCTURING SUPPORT AGREEMENT

This THIRD AMENDMENT (this “Third Amendment”) to the Restructuring Support Agreement, dated as of May 10, 2019, by and among: (i) the Debtors and (ii) the Consenting Noteholders, as amended by that First Amendment to Restructuring Support Agreement dated July 1, 2019 and that Second Amendment to Restructuring Support Agreement dated August 23, 2019 (together with the schedules, annexes and exhibits (including the term sheets) attached thereto, the “Restructuring Support Agreement”), is being entered into as of September 9, 2019, by and among (i) the Debtors and (ii) the Required Consenting Noteholders. This Third Amendment collectively refers to the Debtors and the Required Consenting Noteholders as the “Parties” and each individually as a “Party.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restructuring Support Agreement.

WHEREAS, the Parties desire to amend certain terms of the Restructuring Support Agreement as set forth in this Third Amendment to facilitate the consummation of the Plan as contemplated in the Restructuring Support Agreement (collectively, the “Proposed Amendment”);

WHEREAS, pursuant to Section 28 of the Restructuring Support Agreement, the Proposed Amendment requires the prior written consent of the Debtors and the Required Consenting Noteholders; and

WHEREAS, the undersigned Consenting Noteholders, taken as a whole, constitute the Required Consenting Noteholders as defined in the Restructuring Support Agreement as it applies to the Proposed Amendment.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

1.	Amendment to Term Sheet. The Term Sheet be, and it hereby is, amended and restated in its entirety to read as attached as Exhibit A to this Third Amendment.

2.	Amendment to Noteholder Consent Rights. Schedule 2 to the Restructuring Support Agreement be, and it hereby is, amended and restated in its entirety to read as attached as Schedule 2 to this Third Amendment.

3.	Miscellaneous.

a.                   16 (Consents and Acknowledgments), 18 (Survival of Agreement), 19 (Settlement), 21 (Specific Performance), 22 (Governing Law and Consent to Jurisdiction and Venue), 23 (WAIVER OF RIGHT TO TRIAL BY JURY), 24 (Successors and Assigns), 25 (No Third-Party Beneficiaries), 26 (Notices), 28 (Amendments), 29 (Reservation of Rights), 30 (Counterparts), 31 (Public Disclosure), 33 (Severability), 35 (Time Periods), 36 (Headings), 37 (Interpretation) and 38 (Remedies Cumulative; No Waiver) be, and each of them hereby is, incorporated by reference, mutatis mutandis, as if such provisions were set forth fully herein.

b.                  This Third Amendment, together with the First Amendment, the Second Amendment and the Restructuring Support Agreement, as amended hereby, constitute the complete and exclusive statement of agreement among the Parties with respect to the subject matter hereof and thereof, and supersede all prior written and oral statements by and among the Parties or any of them.

c.                   Except as specifically amended hereby, the Restructuring Support Agreement shall remain in full force and effect.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date set forth above.

WEATHERFORD INTERNATIONAL PLC

By:	/s/ Christoph Bausch
Name: Christoph Bausch
Title: Executive Vice President & Chief Financial Officer

WEATHERFORD INTERNATIONAL LTD.

By:	/s/ Christoph Bausch
Name: Christoph Bausch
Title: President & Chief Financial Officer

WEATHERFORD INTERNATIONAL, LLC

By:	/s/ Christoph Bausch
Name: Christoph Bausch
Title: Authorized Governing Person

[Signature Page to Third Amendment to Restructuring Support Agreement]

[CONSENTING NOTEHOLDER SIGNATURES]

[Signature Page to Third Amendment to Restructuring Support Agreement]

Exhibit A to the Restructuring Support Agreement

Term Sheet

[See Attached]

WEATHERFORD INTERNATIONAL PLC
AMENDED AND RESTATED RESTRUCTURING TERM SHEET September 9, 2019

This term sheet (thIS “term sheet”) DESCRIBES the material terms of PROPOSED RESTRUCTURING AND RECAPITALIZATION TRANSACTIONS (collectively, the “restructuring”) PURSUANT TO WHICH WEATHERFORD INTERNATIONAL PLC (THE “COMPANY”) AND CERTAIN OF ITS DIRECT AND INDIRECT SUBSIDIARIES (TOGETHER WITH THE COMPANY, the “Weatherford ENTITIES”) WILL RESTRUCTURE THEIR CAPITAL STRUCTURE THROUGH A VOLUNTARY plan of reorganization (the “Chapter 11 Plan”) filed in connection with VOLUNTARY cases (thE “CHAPTER 11 CASES”) COMMENCED BY (i) WEATHERFORD INTERNATIONAL PLC, (ii) WEATHERFORD International Ltd., and (iii) WEATHERFORD International, LLC (SUCH WEATHERFORD ENTITIES THAT FILE CHAPTER 11 CASES, THE “DEBTORS”) UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”) in THE united states bankruptcy court for THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION (the “Bankruptcy Court”), AN EXAMINERSHIP PROCEEDING TO BE COMMENCED BY WEATHERFORD INTERNATIONAL PLC UNDER THE LAWS OF IRELAND (the “examinership proceeding”), AND PROVISIONAL LIQUIDATION PROCEEDINGS PURSUANT TO SECTIONS 161 and 170 OF THE COMPANIES ACT 1981 of BERMUDA (the “BERMUDA PROCEEDINGS”) BY PRESEnting “winding up” petitions to the Supreme Court of Bermuda.

This Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the Chapter 11 Plan and other definitive documentation governing the Restructuring. SUCH Definitive Documents shall satisfy the requirements of all applicable securities laws, the Bankruptcy Code, and this Term Sheet.

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN, IT BEING UNDERSTOOD THAT SUCH SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAWS. NOTHING IN THIS TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS, AND DEFENSES OF EACH PARTY HERETO.

Overview
Restructuring Summary	The Weatherford Entities, certain Noteholders (as defined below) (such holders, the “Consenting Noteholders”), and certain Existing Equityholders (as defined below) (such holders, the “Consenting Equityholders”) have agreed to support the Restructuring. As described in greater detail herein, the Consenting Noteholders agree to exchange their Unsecured Notes (as defined below) through the Chapter 11 Plan and related Scheme of Arrangement in the Examinership Proceeding and Bermuda Scheme (which each Consenting Noteholder shall support and with respect to which each Consenting Noteholder shall vote its Claims (as defined in section 101(5) of the Bankruptcy Code) to accept the Chapter 11 Plan, Scheme of Arrangement and Bermuda Scheme) for certain debt and equity securities.
Implementation of the Restructuring

The Restructuring shall be implemented through the Chapter 11 Cases, the Examinership Proceeding, and the Bermuda Scheme, and pursuant to the Chapter 11 Plan, the Scheme of Arrangement, and the Bermuda Scheme, with the support of the ad hoc committee of Noteholders represented by Akin Gump Strauss Hauer & Feld LLP (the “Noteholder Committee”).

This Term Sheet is being agreed to in connection with entry by the Company, the Consenting Noteholders, and the Consenting Equityholders into that certain Restructuring Support Agreement (as amended, the “RSA”). This Term Sheet is attached to, and incorporated into, the RSA and all terms are subject to the terms of the RSA including, without limitation, Section 8(l) thereof that permits the Required Consenting Noteholders to terminate the RSA if they elect to do so following the completion of due diligence (subject to the terms and conditions set forth therein). Pursuant to the RSA, the parties thereto have agreed to support the transactions contemplated therein and herein, subject to the terms and conditions of the RSA. Capitalized terms used but not otherwise defined in this Term Sheet have the meanings given to such terms in the RSA.

The Chapter 11 Cases shall be funded by existing cash on hand and the DIP Facility (as defined below).

The effective date of the Restructuring (the “Effective Date”) will be the date on which all conditions to the effectiveness of the Chapter 11 Plan have been satisfied or waived in accordance with its terms and the Chapter 11 Plan has been substantially consummated.

Current Capital Structure	The current capital structure of the Company is as follows in pertinent part:
	•	Indebtedness under that certain Term Loan Agreement, dated as of May 4, 2016 (as may be amended, supplemented, amended and restated, or otherwise modified from time to time, the “Term Loan Agreement”), among Weatherford International Ltd. (“WIL-Bermuda”), as borrower, the Company, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “First Lien Administrative Agent”), and the lenders from time to time party thereto, comprised of a term loan (the “First Lien Term Loan”) in an aggregate principal amount outstanding of approximately $298,000,000, plus accrued and unpaid interest.
	•	Indebtedness under that certain 364-Day Revolving Credit Agreement, dated as of August 16, 2018 (as may be amended, supplemented, amended and restated, or otherwise modified from time to time, the “364-Day Credit Agreement”), among WIL-Bermuda, as borrower, the other borrowers party thereto, the Company, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “364-Day Administrative Agent”), and the lenders from time to time party thereto, comprised of a senior secured second lien revolving credit facility (the “364-Day Revolving Credit Facility”) in an aggregate principal amount outstanding of approximately $317,000,000, plus accrued and unpaid interest.
	•	Indebtedness under that certain Amended and Restated Credit Agreement, dated as of May 9, 2016 (as may be amended, supplemented, amended and restated, or otherwise modified from time to time, the “A&R Credit Agreement”), among WOFS Assurance Limited and WIL-Bermuda, as borrowers, the Company, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “A&R Administrative Agent”, together with the First Lien Administrative Agent and the 364-Day Administrative Agent, collectively the “Agents”), and the lenders from time to time party thereto, comprised of a revolving credit facility (the “A&R Revolving Credit Facility”) in an aggregate principal amount outstanding of approximately $324,000,000, plus accrued and unpaid interest.
	•	Indebtedness under that certain indenture, dated as of October 1, 2003 (as may be amended, supplemented, amended and restated, or otherwise modified from time to time, the “WIL-Bermuda Indenture”), by and among WIL-Bermuda, as issuer, Weatherford International, LLC (“WIL-Delaware”), and the Company, and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Indenture Trustee”), comprised of:

i.	the 5.125% Senior Notes due 2020 in an aggregate principal amount outstanding of approximately $365,000,000, plus accrued and unpaid interest;
ii.	the 7.750% Senior Notes due 2021 in an aggregate principal amount outstanding of approximately $750,000,000, plus accrued and unpaid interest;
iii.	the 5.875% Exchangeable Senior Notes due 2021 in an aggregate principal amount outstanding of approximately $1,265,000,000, plus accrued and unpaid interest;
iv.	the 4.500% Senior Notes due 2022 in an aggregate principal amount outstanding of approximately $646,000,000, plus accrued and unpaid interest;
v.	the 8.250% Senior Notes due 2023 in an aggregate principal amount outstanding of approximately $750,000,000, plus accrued and unpaid interest;
vi.	the 9.875% Senior Notes due 2024 in an aggregate principal amount outstanding of approximately $790,000,000, plus accrued and unpaid interest;
vii.	the 6.500% Senior Notes due 2036 in an aggregate principal amount outstanding of approximately $453,000,000, plus accrued and unpaid interest;
viii.	the 7.000% Senior Notes due 2038 in an aggregate principal amount outstanding of approximately $461,000,000, plus accrued and unpaid interest;
ix.	the 9.875% Senior Notes due 2039 in an aggregate principal amount outstanding of approximately $250,000,000, plus accrued and unpaid interest;
x.	the 6.750% Senior Notes due 2040 in an aggregate principal amount outstanding of approximately $463,000,000, plus accrued and unpaid interest; and
xi.	the 5.950% Senior Notes due 2042 in an aggregate principal amount outstanding of approximately $375,000,000, plus accrued and unpaid interest (collectively the “WIL-Bermuda Notes and the holders of such notes, the “WIL-Bermuda Noteholders”).
•	Indebtedness under that certain indenture, dated as of June 18, 2007 (as may be amended, supplemented, amended and restated, or otherwise modified from time to time, the “WIL-Delaware Indenture”), by and among WIL-Delaware, as issuer, WIL-Bermuda, and the Company, and the Indenture Trustee, comprised of:

	i.	the 9.875% Senior Notes due 2025 in an aggregate principal amount outstanding of approximately $600,000,000, plus accrued and unpaid interest; and
	ii.	the 6.800% Senior Notes due 2037 in an aggregate principal amount outstanding of approximately $259,000,000, plus accrued and unpaid interest (collectively the “WIL-Delaware Notes and, together with the WIL-Bermuda Notes, the “Unsecured Notes”, and the holders of such notes, the “WIL-Delaware Noteholders” and, together with the WIL-Bermuda Noteholders, the “Noteholders”).
	•	Equity interests in the Company, including ordinary shares (“Common Stock” and interests convertible into, exchangeable for, or otherwise entitling the holders thereof to receive, Common Stock, or other equity interests, such interests together with Common Stock, the “Existing Equity Interests”, and the holders of the Existing Equity Interests, the “Existing Equityholders”).
	•	Direct and indirect interests in certain of the Company’s direct and indirect subsidiaries, other than the Existing Equity Interests (such interests, the “Intercompany Interests”).
	•	“First Lien Term Loan Claims” shall mean any and all Claims arising under or related to the Term Loan Agreement in respect of the First Lien Term Loans.
	•	“364-Day Revolving Credit Claims” shall mean any and all Claims arising under or related to the 364-Day Credit Agreement in respect of the 364-Day Revolving Credit Facility.
	•	“Unsecured Revolving Credit Claims” shall mean any and all Claims arising under or related to the A&R Credit Agreement in respect of the A&R Revolving Credit Facility.
	•	“Unsecured Notes Claims” shall mean any and all Claims arising under or related to: (i) the WIL-Bermuda Indenture in respect of the WIL-Bermuda Notes and (ii) the WIL-Delaware Indenture in respect of the WIL-Delaware Notes.
DIP Facility	A postpetition debtor-in-possession financing facility (the “DIP Facility”) provided by certain lenders (collectively, the “DIP Lenders”) consisting of:
	•	Up to $750,000,000 first lien DIP revolving credit facility provided by certain banks/lenders (the “DIP Revolver Loan”)
	•	$1,000,000,000 DIP term loan facility provided by certain of the Consenting Noteholders and fully backstopped by certain of the Consenting Noteholders (the “DIP Term Loan”).
The terms of the DIP Term Loan shall be consistent with the DIP Term Sheet attached as Exhibit A hereto and acceptable to the Debtors and the DIP Lenders, and otherwise reasonably satisfactory to Required Consenting Noteholders.

Exit Revolver	On the Effective Date, the reorganized Company (the “Reorganized Company”) shall enter into a secured revolving credit facility with availability of at least $600,000,000, including a letter of credit sublimit of $500,000,000 (the “Exit Revolver”), the terms of which shall be in form and substance reasonably acceptable to the Company and the Consenting Noteholders.
Exit Senior Unsecured Notes	On the Effective Date, reorganized WIL-Delaware (“Reorganized WIL-Delaware”) and/or reorganized WIL-Bermuda (“Reorganized WIL-Bermuda”), or both, shall issue new senior unsecured notes up to an aggregate principal amount of $2,100,000,000 (the “Exit Senior Unsecured Notes”), which shall have a 5-year maturity. Up to $1,600,000,000 of the Exit Senior Unsecured Notes will be fully backstopped by certain members of the Noteholder Committee (the “Exit Lenders”) and issued for cash to holders of subscription rights issued in a rights offering (the “Rights Offering Notes”); provided that the principal amount of the Rights Offering Notes will be reduced dollar for dollar based on the amount of the Exit Facility commitments in excess of $650,000,000 as of the Effective Date, but, in any case, to no less than $1,500,000,000, and $500,000,000 of the Exit Senior Unsecured Notes shall be issued to Holders of Unsecured Notes Claims (the “Takeback Notes”). The terms of the Exit Senior Unsecured Notes are further described in Exhibit B hereto and all other terms of the Exit Senior Unsecured Notes shall be in form and substance acceptable to the Debtors and the Exit Lenders, and otherwise reasonably satisfactory to Required Consenting Noteholders.
Treatment of Claims and Interests
Administrative, Tax, Other Priority and Other Secured Claims	All such claims shall be paid in full in cash on the Effective Date, or in the ordinary course of business as and when due, or otherwise receive treatment consistent with the provisions of section 1129(a) of the Bankruptcy Code, in each case, as determined by the Debtors with the reasonable consent of the Required Consenting Noteholders. Administrative expense claims shall include Restructuring Expenses (as defined below).
DIP Claims	The Claims under the DIP Revolver Loan and DIP Term Loan shall be paid in full in cash on the Effective Date.
First Lien Term Loan Claims	The First Lien Term Loan Claims (including accrued but unpaid interest) shall be paid in full in cash from the proceeds of the DIP Facility upon entry of an interim order of the Bankruptcy Court approving the DIP Facility.

364-Day Revolving Credit Claims	The 364-Day Revolving Credit Claims (including accrued but unpaid interest) shall be paid in full in cash from the proceeds of the DIP Facility upon entry of an interim order of the Bankruptcy Court approving the DIP Facility.
Unsecured Revolving Credit Claims	The Unsecured Revolving Credit Claims (including accrued but unpaid interest) shall be paid in full in cash on the Effective Date. Any letters of credit issued as of the Petition Date shall either be cash collateralized under or rolled into the DIP Facility.
Unsecured Notes Claims	Holders of the Unsecured Notes Claims shall receive their pro rata share of: (i) 99.0% of the newly issued common stock (the “New Common Stock”) of the Reorganized Company, subject to dilution on account of the equity issued pursuant to the Management Incentive Plan, the New Common Stock issuable in respect of the Warrants (each as defined below); and (ii) the Takeback Notes. In addition, Holders of the Unsecured Notes Claims will receive subscription rights to purchase their pro rata share of the Rights Offering Notes in accordance with the procedures to be attached to the Confirmation Order and otherwise in form and substance acceptable to the Required Consenting Noteholders.
General Unsecured Claims	Holders of General Unsecured Claims shall be paid in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such claim.
Existing Equity Interests in the Company

All Existing Equity Interests shall be discharged, cancelled, released, and extinguished. The Existing Equityholders will receive their pro rata share of: (i) 1.0% of the New Common Stock, subject to dilution on account of the equity issued pursuant to the Management Incentive Plan and the New Common Stock issuable in respect of the Warrants; and (ii) 4-year warrants for 10.0% of the New Common Stock, subject to dilution on account of the equity issued pursuant to the Management Incentive Plan, with a strike price to be set at an equity value at which the Noteholders would receive a recovery equal to par as of the date of the commencement of the Chapter 11 Cases in respect of the Unsecured Notes and all other General Unsecured Claims that are pari passu with the Unsecured Notes (the “Warrants”).

There shall be simple arithmetic anti-dilution protection regarding the number of shares of New Common Stock to be issued upon exercise of the Warrants, e.g., for stock splits, new issuances of common stock and reclassifications (not economic anti-dilution with respect to the strike price for subsequent stock issuances below the strike price). The Warrants shall not have Black Scholes valuation-based entitlement to recovery or modification of the exercise price if the Warrants are terminated in accordance with their terms (e.g., in a change-of-control transaction in which the Company is not the surviving entity) prior to the maturity date.

Section 510(b) Claims[1]	Section 510(b) Claims will be canceled, released, discharged, and extinguished as of the Effective Date, and will be of no further force or effect, and Holders of Section 510(b) Claims will not receive any distribution on account of such Section 510(b) Claims.
Intercompany Claims	All allowed Intercompany Claims shall be adjusted, continued, or discharged to the extent determined appropriate by the Debtors, with the consent of the Required Consenting Noteholders.
Intercompany Interests	All Intercompany Interests shall be reinstated for administrative convenience, or cancelled as determined by the Debtors, with the reasonable consent of the Required Consenting Noteholders.
Other Terms
Board Members/Governance

As of the Effective Date, the existing corporate governance documents will be amended and restated or terminated, as necessary, to, among other things, set forth the rights and obligations of the parties (consistent with this Term Sheet) (collectively, the “Corporate Governance Documents”). Subject to the terms of this Term Sheet, the RSA, and the Chapter 11 Plan, the Scheme of Arrangement, the Corporate Governance Documents shall be acceptable to the Required Consenting Noteholders in their sole discretion.

The board of directors of the Reorganized Company (the “New Board”) will be composed of seven (7) directors, one of whom shall be Mark A. McCollum, the chief executive officer of the Company (the “CEO”), and six (6) of whom shall be designated by the Noteholder Committee, in consultation with the CEO. The Noteholder Committee shall agree to meet and interview upon reasonable notice any existing members of the Board of Directors who express interest in serving on the Board of Directors of the Reorganized Company.

[1]	“Section 510(b) Claims” means any Claim against any Debtor: (a) arising from the rescission of a purchase or sale of a Security of any Debtor or an affiliate of any Debtor; (b) for damages arising from the purchase or sale of such a Security; or (c) for reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such a Claim; provided that a Section 510(b) Claim shall not include any Claims subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to an Interest.

Management Incentive Plan	As soon as reasonably practicable after the Effective Date, the Reorganized Company will adopt a management incentive plan, which management incentive plan shall reserve up to 5.0% of the New Common Stock in the Reorganized Company on a fully diluted basis, and which shall be on the terms and conditions (including any and all awards granted thereunder) to be determined at the discretion of the New Board (including, without limitation, with respect to the participants, allocation, timing, and the form and structure of the options, warrants, and/or equity compensation (the “Management Incentive Plan”).
SEC Reporting	The Reorganized Company shall continue as a public reporting company under applicable U.S. securities laws. The Reorganized Company shall continue to file annual, quarterly and current reports in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Stock Exchange	The Company shall use commercially reasonable efforts to list the New Common Stock for trading on The NASDAQ Capital Market, the NASDAQ Global Market, the New York Stock Exchange or any other national securities exchange reasonably acceptable to the Company and the Noteholder Committee with such listing to be effective on the Effective Date.
Restructuring Fees and Expenses	The Debtors shall pay all reasonable and documented fees and out of pocket expenses of one primary counsel to the Noteholder Committee, Akin Gump Strauss Hauer & Feld LLP (“Akin”), Arthur Cox, MJM, one local law firm (and with the consent of the Debtors, more than one local law firm) in each relevant jurisdiction outside of the United States and England & Wales, as counsel to the Noteholder Committee, and one financial advisor to the Noteholder Committee, Evercore Group L.L.C. (“Evercore”), in each case, that are due and owing after receipt of applicable invoices, without any requirement for the filing of fee or retention applications in the Chapter 11 Cases, and in accordance with the terms of the applicable engagement letters, with any balance(s) paid on the Effective Date (collectively, the “Restructuring Expenses”).
Tax Matters	The parties will work together in good faith and will use commercially reasonable efforts to structure and implement the Restructuring and the transactions related thereto in a tax efficient and cost-effective manner for the Company and the Noteholders to the extent practicable. The parties intend to structure the Restructuring to preserve favorable tax attributes to the extent practicable and not materially adverse to the Company or the Noteholders.

Employment Agreements; Other Employee Matters

All officers and other employees of the Company and its subsidiaries immediately prior to the Effective Date shall be retained in their existing positions following the Effective Date.

The employment agreements and severance policies, and all employment and service provider, compensation, bonus, retention, equity, benefit, pension and/or welfare plans and similar plans, policies, programs, agreements and arrangements of the Company and its direct and indirect subsidiaries and its affiliates applicable to the Company’s, any of its direct or indirect subsidiaries’, or its affiliates’ current or former officers, directors, members, partners, employees, service providers, or retirees (collectively, the “Employment Plans”), shall be maintained, continued in full force and effect and assumed by the Company (and assigned to the Reorganized Company, if necessary) and/or its direct or indirect subsidiaries and/or its affiliates pursuant to section 365(a) of the Bankruptcy Code, either by a separate motion filed with the Bankruptcy Court or pursuant to the terms of the Chapter 11 Plan. All claims arising from the Employment Plans shall be unimpaired. For the avoidance of doubt, the Consenting Noteholders are conducting diligence on, among other things, all arrangements providing for potential material payments (whether incentive, severance, change in control or other similar payments) to members of senior management (the “Executive Arrangements”) and the parties agree to work in good faith to address any amendments or other changes with respect thereto requested by the Consenting Noteholders. The parties further agree that the execution of the RSA does not constitute a change of control under any Executive Arrangement.

Definitive Documents	This Term Sheet does not include a description of all of the terms, conditions, and other provisions that will be contained in the definitive documentation governing the Restructuring. The documents implementing the Restructuring shall be consistent with this Term Sheet and the RSA, as applicable, and shall be subject to the consent requirements set forth in the RSA (collectively, the “Definitive Documents”).
Governing Law and Forum	New York governing law and consent to exclusive New York jurisdiction. Notwithstanding the preceding sentence, upon the commencement of the Chapter 11 Cases, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with the Restructuring.
Conditions Precedent to Consummation of the Chapter 11 Plan

The Chapter 11 Plan shall contain customary conditions to effectiveness in form and substance to be agreed upon by the Weatherford Entities and the Required Consenting Noteholders, including, without limitation:

•	The Chapter 11 Plan and all documentation with respect to the Chapter 11 Plan and all documents contained in any supplement thereto, including any exhibits, schedules, amendments, modifications or supplements thereto, which shall be in form and substance acceptable to the Debtors and the Required Consenting Noteholders, and otherwise consistent with the terms and conditions described in this Term Sheet or the RSA;
•	Any Corporate Governance Documents, which shall be in form and substance acceptable to the Required Consenting Noteholders in their sole discretion, shall have become effective (or shall become effective concurrently with effectiveness of the Plan);
•	Any documents governing the Exit Senior Unsecured Notes, which shall be in form and substance acceptable to the Debtors and the Exit Lenders, each in their sole discretion, and otherwise reasonably satisfactory to the Required Consenting Noteholders, shall have become effective (or shall become effective concurrently with effectiveness of the Chapter 11 Plan) and all conditions precedent to issuance of the Exit Senior Unsecured Notes shall have been satisfied or waived;
•	The Bankruptcy Court shall have entered the DIP Orders, in form and substance acceptable to the Debtors and the DIP Lenders approving the DIP Facility, and otherwise reasonably satisfactory to Required Consenting Noteholders;
•	The Bankruptcy Court shall have entered an order in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders approving the Disclosure Statement;
•	The order confirming the Chapter 11 Plan, in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders and otherwise consistent with the terms and conditions described in this Term Sheet or the RSA, as applicable, shall have been entered and shall have become a final order that is not stayed;
•	The Scheme of Arrangement shall have been approved by the Irish court overseeing the Examinership Proceeding and shall have become effective in accordance with its terms (or shall become effective concurrently with effectiveness of the Chapter 11 Plan);
•	The appointment of provisional liquidators has been approved and the implementation of a scheme of arrangement in Bermuda under section 99 of the Companies Act 1981 of Bermuda has been sanctioned by the Bermuda court, or such other structure as is reasonably acceptable to the Required Consenting Noteholders, and to the extent required under the DIP Facility and by the DIP Agent and the DIP Lenders, and has become effective in accordance with its terms or will become effective concurrently with effectiveness of the Plan; and
•	The Debtors shall have paid the Restructuring Expenses in full, in cash.

D&O Liability Insurance Policies & Indemnification	The Weatherford Entities shall maintain and continue in full force and effect all insurance policies (and purchase any related tail policies providing for coverage for at least a six-year period after the Effective Date) for directors’, managers’, and officers’ liability (the “D&O Liability Insurance Policies”). All indemnification provisions in existence as of the date of the RSA for directors, managers, and officers of the Weatherford Entities (whether in by-laws, certificate of formation or incorporation, board resolutions, employment contracts, or otherwise, such indemnification provisions, “Indemnification Provisions”) shall be reinstated and remain intact and irrevocable and shall survive the Effective Date. All claims arising from the D&O Liability Insurance Policies and such Indemnification Provisions shall survive the Effective Date and be unimpaired under the Chapter 11 Plan and Scheme of Arrangement.
Releases

The Chapter 11 Plan shall include customary releases (including third party releases) and exculpation provisions, in each case, to the fullest extent permitted by law, for the benefit of the Weatherford Entities, the Agents, the Indenture Trustee, the Noteholder Committee and the members thereof in their capacities as such, the Consenting Noteholders, the Backstop Parties, the Distribution Agents, the Provisional Liquidator, the Committee and its current and former members in their capacities as such, the DIP Lenders, the Exit Senior Unsecured Notes Indenture Trustee, the Prepetition Lenders, the Exit Lenders and the Weatherford Entities’ current and former officers and directors and each of such preceding entities’ directors, officers, current and former shareholders (regardless of whether such interests are held directly or indirectly), partners, managers, officers, principals, members, employees, agents, affiliates, advisory board members, parents, subsidiaries, predecessors, successors, heirs, executors and assignees, attorneys, financial advisors, investment bankers, accountants, consultants, and other professionals or representatives, each solely in their capacities as such, subject to a carveout for any act or omission that constitutes actual fraud, gross negligence, or willful misconduct as determined by final order of a court of competent jurisdiction.

Such release shall include, without limitation, any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims and avoidance actions, of the Weatherford Entities, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Weatherford Entities would have been legally entitled to assert in their own right (whether individually or collectively), or on behalf of the holder of any claim or equity interest (whether individually or collectively) or other entity, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place at any time prior to or on the Effective Date arising from or related in any way in whole or in part to the Weatherford Entities, the purchase, sale, or rescission of the purchase or sale of any security of the Company, the subject matter of, or the transactions or events giving rise to, any claim against or equity interest in the Weatherford Entities that is treated hereunder, or the negotiation, formulation, or preparation of the Definitive Documentation or related agreements, instruments, or other documents.

EXHIBIT A

DIP Term Sheet

EXHIBIT B

Exit Senior Unsecured Notes Term Sheet

WEATHERFORD INTERNATIONAL, LLC

summary of terms and conditions of the exit SENIOR UNSECURED NOTES

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Amended Plan of Reorganization to be filed with the Bankruptcy Court (the “Plan”) concurrently with execution of the Third Amendment to the Restructuring Support Agreement to which this term sheet is an exhibit.

Issuer:	Weatherford International, LLC (“WIL-Delaware”) and/or Weatherford International Ltd. (“WIL-Bermuda”), as determined by the Required Consenting Noteholders.
Guarantors:	Weatherford International PLC, WIL-Bermuda (for the Exit Senior Unsecured Notes issued soley by WIL-Delaware), WIL-Delaware (for the Exit Senior Unsecured Notes issued solely by WIL-Bermuda) and all of the guarantors of the Exit Facility (the “Guarantors”).
Issue:	Up to $2.10 billion aggregate principal amount of senior unsecured notes (the “Exit Senior Unsecured Notes”). Up to $1.60 billion of Exit Senior Unsecured Notes will be issued for cash to holders of subscription rights issued in the Rights Offering in accordance with the terms of the Backstop Commitment Agreement, as amended on the date hereof (the “Amended Backstop Commitment Agreement”) (such notes, the “Rights Offering Notes”); provided that, the principal amount of the Rights Offering Notes will be reduced dollar for dollar based on the amount of Exit Facility commitments in excess of $650 million as of the Effective Date, but, in any case, to no less than $1.50 billion. $500 million of Exit Senior Unsecured Notes will be issued to holders of Allowed Prepetition Notes Claims pursuant to the Plan (such notes, the “Takeback Notes”).
Security:	None.
Distribution:	Exit Senior Unsecured Notes will be distributed pursuant to the Plan under Section 1145 of the Bankruptcy Code and resales shall occur as 144A-for-life.
Use of Proceeds:	With respect to the Rights Offering Notes, for working capital, general corporate purposes, payment of transaction fees and expenses and repayment of outstanding amounts under DIP Facility. The Takeback Notes will be issued to holders of Allowed Prepetition Notes Claims as partial satisfaction of such claims pursuant to the Plan.
Holders/Backstop Commitments:	Certain holders of the Allowed Prepetition Notes Claims will fully backstop the Rights Offering Notes (the “Exit Backstop Parties”) pursuant to the Amended Backstop Commitment Agreement.
Backstop Fees:	As set forth in the Amended Backstop Commitment Agreement.
Maturity Date:	5 years from the Effective Date of the Plan.

Interest Rate:	11.0% per annum.
Default Rate:	Additional 2.00%.

Call Protection:	•	Prior to the second anniversary of the issuance date, par, plus accrued interest plus a customary make whole premium using a discount rate equal to the treasury rate on a comparable treasury note plus 50 basis points;
	•	On or after the second anniversary but prior to the third anniversary of the issuance date, the prepayment amount shall be at 100% of par plus one-half of the interest rate, plus accrued interest;
	•	On or after the third anniversary but prior to the fourth anniversary of the issuance date, the prepayment amount shall be at 100% of par plus one-quarter of the interest rate, plus accrued interest; and
	•	On or after the fourth anniversary of issuance, the prepayment amount shall be at par plus accrued interest.

Notwithstanding the foregoing, the Issuer shall be permitted to redeem up to $500 million of the Exit Senior Unsecured Notes at 103% of par plus accrued interest.
Representations and Warranties:	Customary for exit financings of this type to be included in a customary securities purchase agreement to be executed among the Issuer, the Guarantors, the Exit Backstop Parties and any other purchasers of Exit Senior Unsecured Notes at the time of initial issuance.
Affirmative and Negative Covenants:	Affirmative and negative covenants shall be substantially the same as those set forth in the form of New Tranche A Senior Unsecured Notes Indenture filed with the Bankruptcy Court on September 4, 2019, with appropriate modifications to reflect the modifications to the Restructuring Support Agreement contemplated by this Third Amendment, to remove the 125% of Consolidated Cash Flow prong in clause (1) of Section 1008 and to add a covenant requiring the Issuer to use commercially reasonable efforts to obtain and maintain a rating for the Exit Senior Unsecured Notes from both S&P and Moody’s.
Financial Covenants:	None.
Amendments:

100% approval for pricing changes, maturity extensions, voting rights and other customary “sacred rights” for exit financings of this type.

Greater than 50.0% approval for other amendments and waivers.

Expenses:	All reasonable and documented out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of one outside counsel for the trustee, one outside counsel for the Exit Backstop Parties taken as a whole and one local counsel as reasonably required in each applicable jurisdiction) of the trustee and Exit Backstop Parties in connection with the negotiation and issuance of the Exit Senior Unsecured Notes and the transactions contemplated thereby shall be paid by the Issuer from time to time.
Governing Law:	New York.

Schedule 2 to the Restructuring Support Agreement

Noteholder Consent Rights

1.	Any change in the ranking of the Exit Senior Unsecured Notes as provided in the Term Sheet or the Issue, Maturity Date, Interest Rate or Backstop Fee for the Exit Senior Unsecured Notes each as provided in the Exit Senior Unsecured Notes Term Sheet (as defined in the Term Sheet).